Exhibit 10.37

COMMERCIAL CONSTRUCTION TO PERMANENT LOAN AGREEMENT

LOAN NUMBER	AGREEMENT DATE
22016770	May 26, 2022

BORROWER INFORMATION GA HIA, LLC 1830 JET STREAM DRIVE COLORADO SPRINGS, CO 80921

GUARANTOR INFORMATION JAY WILLIAM ROTH 3941 HIGH FOREST ROAD COLORADO SPRINGS, CO 80908

DEFINITIONS

“Agreement” means this Construction to Permanent Loan Agreement.

“Advance” means Lender’s advance of any part of the Loan or Loan-in-Process Account, if applicable, under this Agreement and Borrower’s endorsement and delivery of any Loan proceeds check to Contractor or a Supplier.

“Borrower” means, individually and collectively, GA HIA, LLC, a Colorado Limited Liability Company whose address is 1830 JET STREAM DRIVE, COLORADO SPRINGS, Colorado 80921.

“Change Order” means a change in the Contract Price or the Work in a written form specified or approved by Lender and signed by Borrower and Contractor.

“Completion Date” means May 26, 2023 or such other date as determined by Lender, in its sole discretion.

“Construction Budget” means the written itemization of the Work and the Contract Price.

“Construction Contract” means the written agreement Borrower entered into with Contractor for the Work, and all amendments to that agreement, and includes the Plans and the Construction Budget.

“Construction Period” means the period beginning when work initially commences on the Property or when the first Advance is made, whichever is earlier, and continues until the Completion Date.

“Contract Price” means the total amount Borrower will pay Contractor for the Work.

“Contractor” means CARROLL DANIEL CONSTRUCTION COMPANY whose address is 330 MAIN ST SW, GAINESVILLE, Georgia 30501.

“Contractor Insurance” means the insurance coverage the Contractor must get and keep in force as detailed in this Agreement.

“Conversion Date” means May 26, 2023 or such other date as determined by Lender in its sole discretion.

“Draw Request” means the request from Borrower and Contractor for an Advance under this Agreement.

“Event of Default” means any of the events described in this Agreement as a default under this Agreement and the other Loan Documents.

“Financial Statements” mean the balance sheets, earnings statements, and other financial information.

“Government Authority” means each federal, state, county, or local government or government agency with jurisdiction over the Work or the Property.

“Government Regulations” mean all present and future laws, ordinances, rules, and regulations of every Government Authority applicable to the Work or the Property.

“Guarantor” means, individually and collectively, all persons or business entities identified as guarantor above.

“Improvements” mean the improvements to the Property as described in the Construction Contract.

“Indemnified Parties” means the Lender and Lender’s affiliates, and the officers, directors, employees, and agents of Lender and its affiliates.

“Lender” means Pinnacle Bank, its successors and assigns, whose address is P.O. Box 430, 884 Elbert Street, Elberton, Georgia 30635.

“Loan” means the loan from Lender to Borrower in the principal amount of Four Million Four Hundred Sixty-three Thousand Two Hundred Eighty-three and 00/100 Dollars ($4,463,283.00) to pay for labor and materials to construct the Improvements and, if applicable, to purchase the real property described below and to pay in full any liens on the Property.

“Loan Commitment Amount” means the amount of the Loan adjusted as described in this Agreement.

“Loan Documents” mean the Note, Security Instrument, this Agreement, and all the other documents evidencing this transaction.

“Loan-in-Process Account” means the account with Lender into which the balance of the Borrower’s required contribution to the transaction is deposited after first being applied to the payments due at closing including, but not limited to, closing costs and down payment.

“Note” means the promissory note Borrower gave to Lender as Borrower’s promise to repay the Loan.

“Permit” means all approvals and licenses for the Work that are required by any Government Authority. “Plans” mean the blueprints, shop drawings, plans, and specifications for the Work.

“Property” means the real property described below and includes the Improvements.

Address: 315 & 323 SW BROAD STREET; 320 SW MAPLE STREET; 312 SW JESSE JEWELL PKWY AND SW MAPLE STREET, GAINESVILLE, Georgia 30501

“Repayment Period” means the period of time commencing on the Conversion Date until the Loan is paid in full.

“Rights and Remedies” mean the rights and remedies given to Lender under this Agreement upon the occurrence of an Event of Default.

“Security Instrument” means the mortgage, deed of trust, trust deed, security deed, or other instrument from Borrower granting Lender a first lien on the Property.

“Site Improvements” means the demolishing or removing of improvements, trees, or other vegetation located thereon; drilling test holes or the grading or filling of the Property; other forms of improvement to the Property and any lot or tract of land or the street, highway, or sidewalk in front of or adjoining any lot or tract of land; or constructing or installing sewers or other public utilities therein; or constructing any areas, vaults, cellars, or rooms under said sidewalks or making any improvements thereon.

“State Lien Law” means all state law governing mechanics’, material providers’ or similar nature of claims/liens on or against the Property, the Borrower or the Lender’s security interest in the Property, Improvements and Site Improvements.

“Supplier” means each party that has a contract with Contractor to supply materials or labor for the Work.

“Survey” means each survey required by Lender, Title Company, or any Government Authority.

“Title Company” means the company issuing the Title Policy.

“Title Policy” means the loan policy of title insurance issued by the Title Company, insuring, among other things, Lender’s interest and priority in the Property.

“Work” means the labor and materials used to construct the Improvements.

BORROWER’S AGREEMENTS AND REPRESENTATIONS

Borrower’s Existence/Authority. Borrower is qualified to do business in each state in which the Borrower does business. Borrower has full power and authority to enter into this Agreement, the other Loan Documents, and the transaction represented by this Agreement, and to bind Borrower to the obligations created in this Agreement and the Loan Documents.

Agreement Not a Default. Borrower’s entering into this transaction will not cause Borrower’s default under any other agreement to which Borrower is a party.

No Litigation/ No Misrepresentation. There are no actions, suits, or proceedings, including, without limitation, any condemnation proceeding pending or threatened against or affecting Borrower or the Property that may involve or affect the validity, enforceability, or punctual performance of this Agreement, at law or in equity, nor Lender’s security/lien against the Property, Improvements and the Site Improvements, nor the priority thereof or result in any material adverse change in Borrower’s business, properties, or financial condition. All representations and warranties in this Agreement or the other Loan Documents are true, accurate and complete and no material fact has been omitted.

Borrower’s Contractor. At or before the closing of the Loan, Borrower entered into the Construction Contract with Contractor. The Construction Contract specifies the Contract Price and includes (1) the Plans; (2) the Construction Budget; and (3) a requirement that the Work be completed no later than the Completion Date. Borrower has given Lender a copy of the Construction Contract. Borrower’s obligations under the Construction Contract are a part of this Agreement as if the entire Construction Contract were printed as part of this Agreement. Borrower will have no other agreements for the Work. Borrower will get from Contractor and give to Lender the name, address, and telephone number of each Supplier. Borrower agrees to and will, therefore, provide a copy of this Agreement to the Contractor. The Construction Contract does not require any amount to be paid before the Work begins and no part of the Contract Price has or will be paid before Work begins.

Certifications and Information from Contractor. Borrower will have Contractor furnish, in forms and with content acceptable to Lender, such statements as to progress and certificates of completion as Lender may reasonably require from time to time during the term of this Agreement and will have the Contractor deliver to Lender a list of all persons/entities with whom/which Contractor has or intends to contract for the construction of the Improvements or for the furnishing of labor or materials.

Permits. Borrower will get and keep in force all Permits required for Plan, including, but in no way limited to, the construction of the Improvements and the Site Improvements - and any and all other requirements in any manner related to or arising therefrom. Borrower will comply with all Government Regulations. Contractor will have all licenses required by any Government Authority. Borrower will get from Contractor and give Lender copies of all licenses and Permits required by Government Authorities.

Utilities and Access. All utilities required for the construction and operation of the project are available at the boundaries of the Property in public ways, including water supply, storm and sanitary sewer facility(ies), natural gas, electric and telephone facilities. All roads necessary for the full utilization of the Property have either been completed or the necessary rights of way have been acquired from the appropriate Government Authority and all necessary steps have been taken by Borrower and any such Government Authority to insure the complete construction and installation thereof.

Easements. Borrower will submit to Lender all easements affecting the Property for Lender’s review for possible approval before executing such easements, accompanied by plans, in recordable form, showing the location of such easements.

Assignment of Documents. Borrower assigns to Lender, as further security and to facilitate Lender’s completion of the Work if Borrower defaults and if Lender elects to complete the Work, and Borrower has provided true copies to Lender of, the Construction Contract, Plans, Permits, licenses, approvals, architects and engineers’ plans and specifications, drawings, Surveys, and all other contracts, agreements, leases, and other instruments of every kind to which Borrower is a party or in which Borrower has rights with respect to the Property. Lender is not obligated to perform any of Borrower’s obligations under such instruments but may elect to do so. Lender may require Borrower to sign other documents to ensure that the assignments are valid and effective.

No Default Under Related Contracts. All of the contracts Borrower has entered into regarding the Improvements are validly executed and are binding on Borrower and the other parties to the contracts. The parties to the contracts have performed the obligations required to be performed under the contracts through the date of this Agreement and none of the parties to any of the contracts claims that a default exists under any of the contracts.

Change Orders. Borrower will get Lender’s approval before executing each contemplated Change Order. Borrower may execute Change Orders based on Lender’s verbal approval of proposed changes.

Books and Records. With respect to any and all aspects of the Work and related matters, Borrower will keep and maintain accurate books, records, and accounts showing all materials ordered and received and all disbursements and accounts payable. Lender may inspect all such books, records, and accounts at all reasonable times.

Engineering Requirements. Borrower will comply with all of the recommendations of any engineer - including but in no way limited to structural soundness, soil reports and environmental matters.

Completing the Work. The Work will begin promptly after Borrower signs the Loan Documents and will be completed on or before the Completion Date. The Work will continue diligently and in a good and workmanlike manner in strict accordance with the Construction Contract, architectural plans, permits, Government Regulations and all other requirements to complete the Work as agreed. To that end, Borrower will notify Lender immediately in writing, and by telephone if (l) Borrower believes the Work is not being or cannot be completed as immediately aforesaid or by the Completion Date; or (2) any Government Authority issues any notice or claim relating to the Property.

If the Work is not completed by the Completion Date as a result of a force majeure or if Lender otherwise agrees, in its sole discretion, to extend the Completion Date, Lender may charge a modification fee as compensation for any extension (or any other modification of any nature granted by Lender). Lender will accept the Work as completed when Borrower satisfies all of the conditions required to receive the Final Advance.

Obligations Under Other Agreements. Borrower (1) will perform and observe all of its obligations under all of the agreements related to the Property and Work to which Borrower is a party; (2) agrees to enforce all of Borrower’s rights under those agreements; and (3) will not amend or terminate any of those agreements without Lender’s consent. Further, Borrower will not enter into any lease or agreement of any kind related to the Property without the prior written consent of Lender.

Inspections. Lender or Lender’s representatives may enter the Property to inspect the Work and materials on the Property without notice to Borrower. Borrower will pay for all inspections performed by or at the request of Lender or any Government Authority.

Lender may order Work stopped, replaced, and corrected if Lender reasonably believes that any work or materials do not conform to the Plans, Government Regulations, or sound building practice. Lender may do this even if the work or materials have been incorporated into the Improvements. Borrower will promptly correct the deficiency. The Completion Date will not be extended by any such stoppage. Lender may withhold Advances while the Work is stopped.

Lender inspections are for Lender’s benefit only. Lender inspections create no liability or responsibility to Borrower, Contractor, any Suppliers, or any third parties. Further, Lender is not obligated to inspect the Property or the Work.

Borrower is Responsible for the Work. Borrower has full and sole responsibility to make sure the Work complies with the Plans, Construction Contract, architectural plans, permits, Government Regulations and all other requirements to complete the Work as agreed. Lender has no liability, obligation, or responsibility for the Work. Lender is not liable for any failure to construct, complete, protect, or insure the Work. Further, Lender is not liable for any costs of the Work. And nothing Lender does (including inspecting the Work or making an Advance) or does not do will be a representation or warranty by Lender that the Work complies with the Plans, Construction Contract, architectural plans, permits, Government Regulations and all other requirements to complete the Work. If Lender asks, Borrower will repair or replace, at Borrower’s expense, any Work that does not comply as aforesaid. Borrower has no right to assert or claim any offset, counterclaim or defense against Lender because of any claim Borrower has against Contractor, any Suppliers or any other third-parties.

Assumption of Risk. Borrower is aware of the risks and hazards inherent in construction and voluntarily assumes all loss and damage of any kind or nature involving the architects, engineers, contractors, builders, and any others associated with the Improvements, Site Improvements or the Work, and their agents, employees, and material-men.

Borrower acknowledges that Borrower has selected all architects, engineers, contractors, subcontractors, and builders, as well as all others furnishing services or materials for the Work/Plan(s), personally or through Borrower’s architects, engineers, contractors, subcontractors, builders, or material-men; and Borrower agrees that Lender has and shall have no responsibility whatsoever for the architects, engineers, contractors, subcontractors, builders, or material-men or for the quality of their materials or workmanship, it being understood that Lender’s sole function(s) is/are that of Lender; and the only consideration passing from Lender to Borrower is the Loan proceeds in accordance with and subject to the terms of this Agreement and the Loan Documents.

No Third-Party Claims to Materials Used. Borrower will not allow the use of any materials, equipment or fixtures that are subject to any lease, conditional sales contract or other type of title retention or security interest or agreement under which the material, equipment or fixtures may be removed or repossessed and under which title to any of such material, equipment, or fixtures is not completely vested in Borrower at the time of installation.

Costs and Expenses. Borrower will pay all costs and expenses required to satisfy the conditions of this Agreement, including, without limitation, (1) Change Orders; (2) all taxes and assessments applicable to the Property; (3) all fees for filing and recording the Loan Documents, as applicable; (4) all fees and commissions lawfully due to brokers, salespersons, and agents in connection with the Loan or the Property; (5) all fees and expenses of Lender’s counsel; (6) all title insurance and title examination charges, including premiums for the Title Policy; (7) all Survey costs and expenses; (8) all premiums for the insurance policies Borrower is required to provide; (9) all inspection fees; (10) all costs for labor, materials, and services used, performed, or furnished in connection with the Work; and (11) all other actual costs and expenses incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents.

No Other Financing. The Loan will be Borrower’s only financing for the Property and the Work. Further, Borrower will not incur any new debt, increase any outstanding loan or revolving credit line or reduce assets from that disclosed to Lender and upon which Lender approved the Loan.

Title Insurance. Borrower will pay for the Title Policy. Title Company will be a title company of Borrower’s choice, subject to Lender’s reasonable approval. The Title Policy will be a standard ALTA loan policy of title insurance, without exceptions, and with any endorsements Lender may reasonably require, in the amount of the Loan, including protective advances, in favor of Lender, and assignable without additional cost, showing Borrower has clear title to the Property and insuring the Security Instrument to be a valid first lien in/on the Property, Improvements and Site Improvements, free and clear of all defects and encumbrances, except those Lender approves, if any, and which shall contain (1) affirmative coverage against mechanic’s liens, (2) an undertaking by the Title Company to provide the notice of title continuation or endorsement, and (3) a pending disbursement clause in form satisfactory to Lender. Prior to the closing of the Loan, Borrower will provide a commitment of/from the Title Company to issue the Title Policy. As the Work is completed, Borrower will satisfy the Lender’s and Title Company’s requirements to issue an endorsement so that the amount of insurance is always at least the amount of the Loan disbursed and the Security Instrument remains insured as a first lien after each Advance.

Title and Claims. Borrower (1) will not create nor allow any lien or encumbrance, whether voluntary or involuntary, to be imposed on the Property, Improvements, or Site Improvements; and (2) will not transfer Borrower’s title to, nor any interest in, the Property or any portion of Borrower’s title without Lender’s prior express, written consent (if granted in Lender’s sole discretion). Additionally, Borrower will not consent to and will notify Lender and Title Company, in writing, within three calendar days, and in any event prior to a Draw Request, of any lien, security instrument, or any other claim of interest in the Property or any part of the Property being filed by a Government Authority or any other party.

Survey. Borrower will pay for all Surveys, as required herein. Each Survey will be certified and satisfactory to both Lender and Title Company.

Borrower’s Insurance. Borrower will get a standard hazard insurance policy for at least the face amount of the Note with the normal conditions including fire, extended coverage, vandalism, malicious mischief, course-of-construction endorsement, and a loss payable endorsement naming Lender as payee. Borrower will also get any additional coverage required in the Security Instrument. Borrower will notify Lender immediately of any fire or other casualty relating to the Property or the Work. This insurance will be effective when Contractor’s Insurance terminates. The policy will have a deductible of no more than $5,000.00. At least 30 days before the expiration of each policy Borrower is required to maintain, Borrower will furnish Lender with evidence satisfactory to Lender of the payment of such premium and the reissuance of a policy continuing insurance in force as required under the Loan Documents. All such policies shall contain a provision that such policies will not be canceled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least 30 days prior written notice to Lender. If Borrower fails to provide, maintain, keep in force, or deliver and furnish to Lender any of the policies of insurance required under the Loan Documents, Lender may buy such insurance, and until Borrower reimburses Lender, the amount of all such premiums, together with interest thereon at the rate stated in the Note unless a lesser rate of interest is specified by applicable law, then at the lesser rate, and as extended, amended, and renewed from time to time, shall be secured by the Security Instrument.

Loan Commitment Amount. As of the closing date, Lender commits to disburse Loan principal in the total Loan Commitment Amount. After the closing date, the Loan Commitment Amount will equal the face amount of the Loan less the total amount of Advances made to date, except that portion of any Advance advanced from the Loan-in-Process Account, if applicable, as may be set forth below. Any Loan Commitment Amount that remains after all Advances have been made will be credited as a partial prepayment of the principal amount of the Loan at the time of the final Advance. If, at any time, the Loan Commitment Amount plus any amount in the Loan-in-Process Account is not enough to pay the amount scheduled for any Advance, Borrower will promptly pay the difference from Borrower’s own funds.

No Changes. Unless Lender agrees in writing first, Borrower will not change the Plans or the Construction Contract, or permit any part of any Advance to be paid except as specified in a Draw Request or as otherwise intended by Lender.

Trust Fund. If an escrow account is not used for disbursement of Advances, Borrower will receive all Advances in trust and will apply the Advances exclusively to the payment of the cost of the Work before using any part for any other purpose.

Construction to Permanent Loan. This is a Construction to Permanent Loan. On the Conversion Date this Loan will convert from a construction loan as more fully described in the Note. All applicable covenants, warranties, promises and duties will remain in full force and effect for the duration of the Repayment Period until the Loan is paid in full.

Environmental Hazards/Compliance. No hazardous materials are located on the Property or have been released into the environment or deposited, discharged, placed or disposed of at, on, under or near the Property. No portion of the Property is being used or, to Borrower’s knowledge, has been used at any time for the disposal, storage, treatment, processing, or other handling of hazardous materials. The Property is not affected by any hazardous materials contamination. And Borrower agrees to pay for any and all environmental reviews engaged, with Borrower’s advance notice, by an individual or firm selected by Lender. Borrower is in compliance with all applicable laws and rules of federal, state and local authorities affecting the environment as all have been or are amended from time to time.

Financial Information and Filing. All Financial Statements provided to Lender have been prepared and will continue to be prepared in accordance with generally accepted accounting principles, consistently applied, and fully and fairly present the financial condition of Borrower, and there has been no material adverse change in Borrower’s business, Property, or condition, either financial or otherwise, since the date of Borrower’s latest Financial Statements. Borrower has filed all federal, state, and local tax returns and other reports and filings required by law to be filed before the date of this Agreement and have paid all taxes, assessments, and other charges that are due and payable prior to the date of this Agreement. Borrower has made reasonable provision for these types of payments that are accrued but not yet payable. Borrower does not know of any deficiency or additional assessment not disclosed in Borrower’s books and records.

Appointment of Lender as Agent. Borrower irrevocably appoints Lender as Borrower’s agent, to execute and file such instruments, and to file for record any notices of completion, cessation of labor, or any other notice that Lender reasonably requires to protect Lender’s interest under the Loan Documents. Borrower expressly declares Borrower’s appointment of Lender as agent for purposes of this Agreement to be that of an agent coupled with an interest and, as such, the appointment is irrevocable and each of the powers and authorities given Lender in this Agreement is irrevocable and coupled with an interest.

ADVANCES

Conditions to the First Advance. The following requirements must be satisfied as conditions to the first Advance:

●	Other Requirements Satisfied. Satisfaction of the Conditions to All Advances set forth below.

●	Plan and Cost Review. At Lender’s option, approval (by Lender) of a plan and cost review to be conducted by Lender or its designee, at Borrower’s expense - including, but not limited to, satisfactory (to Lender) review of the Plans; the Plans are satisfactory and have been approved by all Government Authorities having jurisdiction over the Property and the Work, and all Work and improvements requiring inspections by a Government Authority have been inspected and approved by such Government Authority, by the inspection offices having jurisdiction and by other persons or entities having the right to inspect and approve construction.

●	Executed Copies. Lender’s receipt of executed copies of all Loan Documents and the recording or filing thereof, as applicable.

●	End-Loan Financing/Tri-party Agreement. If applicable, a copy of the end-loan commitment has been provided to and approved by Lender and, if further applicable, the tri-party agreement for said end-loan has been submitted to and approved by the Lender.

●	Commitment Requirements. Satisfaction of all conditions set forth in (i) Lender’s commitment for the Loan, (ii) the Loan Documents and (iii) this Agreement.

●	Proof of Insurance. Lender’s receipt of evidence, satisfactory to Lender, as to the existence and nature of insurance required by the Construction Contract, this Agreement or any of the other Loan Documents.

●	Survey. Lender’s receipt of a Survey of the Property, by a surveyor licensed in the state of Georgia and acceptable to Lender, showing the Property, the dimensions and area of the Property, dimensions and locations of the Improvements, utilities, parking areas, driveways, easements, the location of any wetlands, zoning district lines, adjoining streets, and the distance to and the name of the nearest intersecting street.

●	Utility Approvals. Lender’s receipt of evidence satisfactory to Lender of all appropriate approvals for/from public water, public natural gas, public electricity, public sewer, cable, telephone, and any and all other utility company approvals, for the development of the Property and the installation of said utilities.

●	Flood Insurance. Evidence that the requirements, if applicable, of the Federal Flood Insurance Program have been satisfied.

●	Hurricane and Seismic Insurance. At Lender’s request for applicable seismic zones, Borrower has obtained and will continue to provide seismic insurance for the property during the term of this Agreement and the Loan Documents.

●	Appraisals. Lender has reviewed and accepted an as-is value appraisal and the projected as-complete appraisal of the property.

Conditions to All Advances. These Conditions to All Advances apply to the first advance, each subsequent advance, if any, and the final advance. Each of the promises and representations Borrower makes anywhere in this Agreement shall be considered made or made again, as applicable, as of the time Lender receives a Draw Request; Borrower endorses any Loan proceeds check; and/or Borrower in any other manner authorizes Lender to make an Advance. Advances will be made only if all the following conditions are satisfied:

●	Work Completed. The Work for which an Advance is requested has been completed in a good and workmanlike manner and complies with the Construction Contract, the Plans, the Permits, and all Government Regulations.

●	Borrower’s Financial Condition; No Defaults. There is no material adverse change in Borrower’s financial condition since the time Borrower applied for the Loan. Borrower is not in default under any of the Loan Documents or the Construction Contract and no event has occurred that, by notice or the passage of time, would constitute a default under this Agreement, any of the Loan Documents, or the Construction Contract. Borrower has complied completely with all of Borrower’s promises about the Work.

●	Draw Request; Invoices and Lien Waivers. Contractor will deliver to Lender, at no cost to Lender, (i) a written Draw Request, specifying the amount requested and the payee, specifying or incorporating by reference a description of the Work done, and signed by Contractor; (ii) the invoices for the Work; (iii) unconditional construction lien waivers satisfactory to Lender and Title Company from Contractor, Suppliers, and all others from whom such a waiver is required to terminate right to claim a lien for all Work; and (iv) an endorsement to the Title Policy, issued by the Title Company, insuring Lender for the total amount of the Loan advanced, including the requested Advance and protective advances, insuring that Lender’s lien continues to be a first lien as of the date of the Advance, and including a UCC search, and insuring over all and any actual and potential lien waivers.

●	Lender may rely on Borrower’s statements and Contractor’s statements in the Draw Request and the invoices and lien waivers submitted by Contractor and all other parties. Lender does not have to verify any of that information. The funds obtained with the Draw Request will be used to pay for in full the Work described in the Draw Request. Lender shall have a reasonable time after its receipt of each Draw Request to have its representatives, at Borrower’s expense as applicable, make such investigation as it deems necessary to determine whether the amount of the Draw Request is payable; and Lender shall not be required to make any Advance until the Draw Request is approved by its representatives.

●	Loan Commitment Amount. Confirmation that the sum of the Loan Commitment Amount and the Loan-in-Process Account, if applicable, remaining after each Advance will be enough to complete all the Work. If, in Lender’s sole discretion, the sum is not enough to complete all the Work within five days, after notice from Lender, Borrower will pay into the Loan-in-Process Account the amount Lender deems sufficient, when added to the existing balance of the Loan-in-Process Account, to complete the Work. Lender will not be under any obligation to make any Advance unless and until Borrower makes such payment.

●	Casualty. Fire or other casualty has not materially damaged the Property, or if so damaged, provisions satisfactory to Lender have been made to affect necessary restoration or repair in accordance with this Agreement.

●	Other Items. Borrower has supplied Lender with such other items as Lender may reasonably require.

Conditions to the Final Advance. The following requirements must be satisfied as conditions to the final Advance:

●	Other Requirements Satisfied. Satisfaction of the Conditions Applicable to all Advances, as set forth above.

●	Certificate of Occupancy. Evidence satisfactory to Lender of the issuance of a final certificate of occupancy of the Property or similar certificate issued by all appropriate Government Authorities.

●	Work Completed. Evidence satisfactory to Lender that the Work has been completed, free of liens, in accordance with the Plans.

●	Completion Certificate. Lender’s receipt of a satisfactory Completion Certificate or Certificate of Completion, in a form satisfactory to Lender, completed by Contractor, the Borrower and any necessary other parties - including but not limited to Government Authorities, certifying the completion of the Work and improvement of the Property as planned and agreed. Notwithstanding anything herein to the contrary, Lender shall at all times be entitled to retain sufficient funds which in its sole opinion are adequate to complete the Work.

●	Final Appraised Value. Receipt by Lender from the appraiser who completed the original appraisal at origination of the Loan engaged by Lender at Borrower’s expense confirming the As-Complete value of the appraised Property.

●	Compliance with State Lien Law. Certification from Borrower that it complied with any and all state lien laws to minimize the period during which liens under state lien law can attach to the Property.

●	Final Endorsement. The Title Company issues an endorsement to the loan policy of title insurance deleting the pending disbursement clause, confirming that the policy is without exceptions, is for the full amount disbursed, has an effective date no earlier than the date of the Final Advance, and insuring that the Security Instrument is a good and satisfactory first security interest of record prior to all encumbrances and providing full coverage against mechanics’ liens.

Application of Advances. Notwithstanding anything contained in this Agreement that may be or appear to the contrary:

●	Reserves. Lender is authorized and empowered to establish reserves from the undisbursed portion(s) of the Loan in the amount(s) that, in the sole opinion of Lender, are sufficient to satisfy, in whole or in part, any lien or claim that may affect Lender’s security interest.

●	Direct Advances. At its option, Lender may make any or all Advances directly to the Title Company or Contractor or to any subcontractor, Supplier, or any other person due payment for labor, material, or services performed on the Property.

HOLDBACKS. Any advances withheld shall be paid upon full and final completion of the Work as determined by Lender, including all landscape requirements and off-premises improvements and other related facilities, but only (1) upon the expiration of the period within which a lien may be perfected by any party furnishing labor or materials, (2) upon Lender’s receipt of such assurance against assertion of such liens satisfactory to it, and (3) further upon final inspection and approval by Lender and any others whose approval of the Improvements may be required; provided, however, that this Agreement shall not be considered complete for purposes of final payment unless and until:

●	All work requiring inspection by any Government Authority has been duly inspected and approved by such Government Authority and by the insurance rating or inspecting organization, bureau, association, or office having or claiming jurisdiction, and the requisite final certificate of occupancy of the Property or similar certificate and other approvals have been duly issued and copies have been delivered to Lender; and

●	Lender has received the favorable opinion of Borrower’s attorney and such other evidence as Lender may require that the Property and construction and use of the Property comply with all applicable restrictions, Government Regulations, rules, regulations, and that no claim has been made calling into question such compliance.

CONDITIONS TO THE REPAYMENT PERIOD. The following conditions must be satisfied prior to the Completion Date.

●	Final Advance Conditions. All of the conditions of the Final Advance listed above must be satisfied and the Final Advance has been made.

●	No Event of Default. Each party to any of the Loan Documents has complied with all of the Loan Documents and no Event of Default has occurred or is continuing or threatened.

NO ADVANCES AFTER COMPLETION DATE. Notwithstanding anything to the contrary contained in this Agreement, Borrower will not obtain and Lender will not make any advances under this Agreement after the Completion Date.

EVENTS OF DEFAULT. Except as otherwise expressly provided herein, to the extent permitted by law, Borrower expressly waives any notice of default by Lender of any breach of any obligation undertaken by Borrower and/or Contractor in favor of Lender or any other Events of Default as set forth below. Borrower will be in default under this Loan Agreement and the other Loan Documents if any of the following occur(s):

●	Nonpayment. Borrower fails to make any payments due under any Loan Documents.

●	Death of Borrower or Guarantor or Dissolution. Borrower or Guarantor (or one of the Borrowers or Guarantors, if more than one) dies or if Borrower’s business is sold, merged, goes out of business or is otherwise dissolved as an entity.

●	Other Broken Promises. Borrower fails to keep any promises in this Agreement or any other Loan Documents.

●	False Statements. Any statement of fact, representation or warranty Borrower makes to Lender in Borrower’s loan application, this Agreement, any other Loan Document or any other instrument furnished to Lender by or on behalf of Borrower or Contractor is false, inaccurate, misleading or incomplete.

●	Incomplete Disclosure. Borrower fails to disclose to Lender in writing any fact that could materially and adversely affect the Property, the Work or Borrower’s financial condition.

●	Construction Discontinued. Work stops for more than five business days without Lender’s consent.

●	Work Not Timely Completed. Lender reasonably determines that the Work will not be completed on or before the Completion Date or the Work is actually not completed on or before the Completion Date.

●	Bankruptcy or Insolvency. Borrower, Guarantor, or Contractor: (i) fails to pay any debts as they come due; (ii) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (iii) is adjudicated bankrupt or insolvent, files a voluntary petition in bankruptcy or admits in writing its inability to pay its debts as they come due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or other action seeking reorganization, arrangement, adjustment, liquidation or dissolution of its debts, or other relief under any debtor relief laws; or (vi) files an answer admitting the material allegations of or defaults in answering any petition filed in any bankruptcy, reorganization, or insolvency proceeding.

●	Judgments. An order, judgment or decree is entered by any court appointing a receiver for the Property of Borrower or Contractor, or the successors or assigns of either, then in possession of the Property (unless the appointment shall have been sought by Lender or its successors or assigns to enforce any Loan Document(s) or other agreement made or executed in connection herewith) that is not appealed from within the time allowed by law or, if appealed from, has been affirmed.

●	Foreclosure. The Property or any portion of the Property is seized or a writ of execution, foreclosure, attachment or any other process or order for the judicial or non judicial sale of the Property, or any portion of the Property, is issued and such writ or other process or order is not released, revoked, stayed or set aside within ten days from date thereof or any sale is made pursuant to any of the above.

●	Condemnation or Material Loss. The Property or any portion of the Property is condemned under power of eminent domain by any legally constituted authority or materially damaged by fire or other cause.

●	Conveyance of Property. Borrower transfers, conveys, sells, alienates, demises, or encumbers the Property or any portion of the Property, whether voluntarily or involuntarily, without the prior express written consent of Lender.

●	Lien or Attachment. Borrower fails to have discharged or released (within a period of ten days after filing) any claim, lien, attachment, security instrument or similar levy or attachment of any nature upon the Property or any claim asserted to the proceeds of the Loan by garnishment, levy or otherwise.

●	Abandonment. Borrower abandons the Property or any portion of the Property.

●	Revocation of Permits. Any Permit is revoked and not reissued or reinstated within 5 days.

●	Insecurity. If Lender has a good-faith belief that any Borrower or any Guarantor is unable or will soon be unable to perform that party’s duties under this Agreement or under the Loan Documents.

●	Material Adverse Change. Any material change in the Borrower’s business, financial condition, or the Property has occurred or is imminent; if the full performance of any Borrower or any Guarantor under any of the Loan Documents is materially impaired; or if the value of the Property or any Improvements thereon or Lender’s rights with respect thereto are materially impaired in any way. The existence or reasonable likelihood of litigation, governmental proceeding, default, or other event that may materially and adversely affect the business or financial condition of any Borrower or any Guarantor, or the Property.

●	Cross-Default. The default of any party to this Agreement or to any of the Loan Documents or under any other obligation to Lender is a default under this Agreement.

LENDER’S RIGHTS AND REMEDIES. Subject to any right to notice of default and right to cure the default required by law, if an Event of Default occurs, Lender has the following Rights and Remedies:

●	Declare a Default. Lender may declare the Note, the Security Instrument, or both, in default, and may declare the entire outstanding principal balance of the Loan, together with all interest thereon and all other amounts due under the Loan Documents, to be immediately due and payable, anything contained in this Agreement or any other Loan Document to the contrary notwithstanding.

●	Finish the Construction and Protect the Property. Lender may take possession of the Property and the Improvements. Lender may do every act and thing Borrower or any subsequent owner of the Property and the Improvements might or could do for the protection, construction, reconstruction, operation, maintenance, and leasing of the Property and the Improvements. Borrower authorizes Lender, as Borrower’s attorney in fact, to exercise any right Borrower has in or under the Construction Contract or any Permit and to enter into such contracts or arrangements as may be necessary to complete the Work. Borrower will pay on demand all money Lender expends in connection with the completion of the Work, and until Borrower pays, that amount shall be added to the principal amount of the Loan, and shall bear interest at the rate set forth in the Note.

Borrower irrevocably authorizes and directs each party to any Permit or contract to provide Lender the benefits of the Permit and the contract upon Lender’s written notice. Borrower agrees that any such party shall have the right to rely upon any written notice from Lender without any obligation or right to inquire as to whether an Event of Default actually exists and notwithstanding any notice from Borrower or claim by Borrower to the contrary. Borrower will have no right or claim against any such party for any benefit provided to Lender by such party. If Borrower cures the default, or if Lender reinstates the Loan in good standing, Lender will give written notice of reinstatement to each such party and authorize each such party to render such benefits to Borrower.

●	Stop Making Advances. Lender may stop making Advances for Work and performing any other obligations under the Loan Documents.

●	Indemnity. Borrower indemnifies and holds the Indemnified Parties harmless from any liability, claim, loss, cost, and legal expenses (including suits, claims, proceedings, damages, and costs arising from or relating to any third-party claim), incurred by or alleged against any of the Indemnified Parties arising from or related to: (i) the Property; (ii) the Work; or (iii) Borrower’s default under this Agreement.

●	Remedies Cumulative. Lender may, but is not required to, exercise any or all of the rights under this Agreement. All of Lender’s rights and remedies contained in this Agreement are cumulative and are in addition to any other rights and remedies created in any of the other Loan Documents or existing at law or in equity.

●	Lender Is Not Obligated to Act. Lender is not obligated to undertake any discretionary power granted in this Agreement, but if Lender should exercise a discretionary power, Lender shall have no liability to Borrower for the sufficiency or adequacy of any such action. Borrower releases Lender, its officers, and its agents from any and all liability for negligence for acts or omissions to act and further agrees to indemnify and hold Lender harmless for the consequences of any such negligence on the part of Lender, its officers, its agents, assigns, and successors.

MISCELLANEOUS PROVISIONS

Borrower’s Cooperation. Borrower will, at Borrower’s own cost and expense, sign any other instruments and documents, and supply any information and data that Lender considers necessary to accomplish the purposes of this Agreement. If, in Lender’s opinion, a material modification of/to the terms of this Agreement is/are required, or occur(s), Borrower will execute an appropriate Construction Loan Modification Agreement, in a form prescribed by Lender. All document(s) Borrower deliver(s) to Lender shall become Lender’s property.

Borrower will execute such instruments as Lender may, from time to time, request to perfect or continue the perfection of Lender’s security interest in any and all rights under this Agreement and any and all of Borrower’s property that, under the applicable provisions of this Agreement, the Loan Document or other agreements with Lender may or shall stand as security for the Note.

Credit Information. Borrower will provide Lender with updated financial and credit information when Lender requests it. Lender may get credit reports from credit reporting agencies when Lender reviews the Loan from time-to-time throughout the construction process, prior to Advances hereunder and/or any time during which this Agreement or the Loan Documents are being enforced and/or in force and effect. Further, by signing this Agreement, Borrower specifically consents to such reports.

Dispute of Plans. If any dispute arises between Borrower or Contractor and Lender with respect to the construction/interpretation and meaning of the Plans, the dispute will be decided by a competent architect to be selected by Lender but to be paid by Borrower.

Causes of Action Against Lender. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no conduct or course of conduct by any or all of the parties to this Loan Agreement, before or after signing this Agreement or any of the other Loan Documents, shall be construed as creating any right, claim, or cause of action against Lender or any of its officers, directors, agents, or employees, in favor of Borrower, Contractor, Supplier or of any architect, engineer, contractor, subcontractor, builder, material-men, any of the employees or agents of any of the foregoing, or any purchaser of the Property. This loan is not a trust fund.

Borrower will not bring a suit at law or in equity or seek mediation or arbitration for any alleged breach of this Agreement unless Borrower has given Lender notice in writing, specifically describing such alleged breach, within 5 days after Borrower has notice (actual or constructive) of such alleged breach. If Borrower does not give such notice, Borrower will be deemed to have waived any claim for such alleged breach and Lender will not be deemed to be in breach under this Agreement. Lender shall have 10 days after actual receipt of the aforesaid written notice to cure or otherwise satisfactorily address said alleged breach. If, after giving notice, Borrower accepts any Advance, Borrower will be deemed to have waived any claim for the breach alleged in such notice or any such notice for which notice would be given 5 days prior to said Advance. Lender shall not be liable to Borrower for any consequential damage, it being agreed that the Lender’s liability to Borrower for any breach of this Agreement by Lender shall not exceed a sum equal to the amount that Lender may have failed to advance in breach of this Agreement, which sum when paid shall be deemed an Advance. Borrower will use Borrower’s best efforts to mitigate or minimize any damage resulting from any such alleged breach by Lender.

Signage. During the Construction Period, Borrower will allow Lender to erect and maintain signage at the Property.

Death of Borrower. In the event of the death of one or more of the Borrowers while still holding title to the Property, Lender or Lender’s successors/assigns may, in case the Work is still in progress, continue to make Advances under this Agreement and, subject to all of its terms and conditions, to the surviving Borrower or, as applicable, Borrower’s executors, heirs, administrators or personal/legal representatives. All sums so advanced shall be deemed Advances under this Agreement, as if made to Borrower in Borrower’s lifetime and the obligations of the Loan, for the full amount thereof, shall be the responsibility of said party(ies) to whom the Advances are made and shall be fully secured by the Security Agreement.

Joint and Several Liability. The liability of all Parties obligated in any manner under this Agreement shall be joint and several, to the extent of their respective obligations.

Notices. All notices, demands, requests, approvals, and other communications required or permitted hereunder to be in writing will be deemed to have been given when presented personally or deposited into a regularly maintained mail receptacle of the United States Postal Service, postage prepaid, registered or certified, return receipt required, addressed to Borrower or Lender, as the case may be, at the respective address set forth on the first page of this Agreement, or such other address as Borrower or Lender may from time to time designate by written notice to the other as herein required.

Binding Agreement; Assignment. This Agreement is for the sole benefit of Lender and Lender’s successors and assigns, and binds Borrower and its successors, assigns, executors, heirs, administrators and personal representatives. All conditions to Lender’s obligation to make any Advance are solely for Lender’s benefit. No other person or entity shall have standing to require satisfaction of those conditions or be deemed to be the beneficiary of those conditions. Further, Borrower may not assign this Agreement without Lender’s express prior written consent, which Lender may withhold in Lender’s sole discretion. Notwithstanding the foregoing, Borrower specifically grants to Lender the right, at Lender’s sole discretion, to transfer and assign to any third party all or any part of Lender’s rights under the Loan Documents, any part(s) thereof and any bond.

Successors of Borrower or Contractor. All obligations contained in this Agreement, the other Loan Documents, and all other agreements to be observed, complied with or performed by Borrower shall be binding upon Borrower and upon Borrower’s successors, assigns, executors, heirs, administrators and personal representatives, as well as upon any person, firm, or corporation hereafter acquiring title to the Property (with or without the Improvements and Site Improvements), or any part thereof, or any personal property located thereon, by, through, or from Borrower.

Survival of Representations. All promises Borrower makes shall survive the termination of this Agreement and the repayment of the Loan, even upon transfer or sale of the Note by Lender or Borrower’s transfer or sale of the Property.

Right of Setoff. Lender shall have the right: (1) to commingle the proceeds of the Loan with any other disbursements made to Borrower by Lender or any funds of Borrower (or Guarantor(s)) held by or on deposit with Lender and (2) to withhold payment of any sums due the Borrower (or Guarantor(s)) hereunder in the event of any default under any loans from Lender to Borrower. Lender may credit any such withheld payments or funds to payment of the Loan and such other loans, upon notice to Borrower. Borrower hereby waives any defense thereto whether in law or in equity.

No Waivers. Lender may choose to delay enforcing any of Lender’s rights or waive any of Lender’s rights under this Agreement or the Loan Documents. Lender may delay enforcing or may waive any of Lender’s rights without affecting Lender’s other rights. If Lender waives a right, or delays enforcing a right, Lender may still enforce the same right(s) later.

ATTORNEYS’ FEES AND OTHER COSTS. If legal proceedings are instituted to enforce the terms of this Agreement, Borrower agrees to pay all costs of the Lender in connection therewith, including actual attorneys’ fees, expenses and costs to the extent permitted by law.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

Headings, Number and Gender. The headings used in this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify or aid in the interpretation of the provisions of this Agreement. Whenever used herein, the singular shall include the plural and the plural the singular. The use of any gender shall be applicable to all genders.

Severability. If any of the provisions of this Agreement are for any reason held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Entire Agreement. This Agreement and the other Loan Documents (including, but not limited to, any riders, assigned documents, notes and security instruments) are the entire understanding between Borrower and Lender about the Loan, the Property, and the Work. Further, in the event of any conflict between the terms and provisions contained in this Agreement and the Construction Contract or any of the other Loan Documents, the terms and provisions of this Agreement shall control.

Anti-Waiver; Amendments; and Cumulative Remedies Provisions. No failure or delay on the part of Lender or the holder of any note in the exercise of any power or right, and no course of dealing between the Borrower and Lender or the holder of any note, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on the Borrower not required hereunder or under any note or other agreement shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, any note or other agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, any note or other agreement, shall be effective only in the specific instance and for the specific purpose for which given. Neither this Agreement nor any note or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and Lender.

Time of the Essence. The parties hereto agree that time is of the essence of this Agreement.

Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the state of Georgia and the laws of the United States applicable to transactions of this nature.

Oral Agreements Disclaimer. This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

THIS AGREEMENT IS MADE, GIVEN, SIGNED, AND DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL HAVE THE EFFECT OF A SEALED INSTRUMENT UNDER LAW.

By signing below, Borrower acknowledges reading all the provisions contained in this Agreement, and accepting and agreeing to its terms.

GA HIA, LLC

(Seal)
By: FRANK SIMPSON	Date
Its: AUTHORIZED PERSON

AGREEMENT OF GUARANTOR

Guarantor (i) acknowledges reading and understanding this Agreement; (ii) consents to the provisions of this Agreement relating to Borrower; (iii) agrees to furnish the Financial Statements to Lender that Lender reasonably requests; (iv) agrees to those portions of this Agreement that apply to Guarantor; (v) acknowledges that this Agreement has been freely executed without duress and after opportunity to consult with counsel; and (vi) confirms that Guarantor received a copy of this Agreement, the Guaranty, and the other documents Guarantor requested.

/s/ Jay William Roth	5-26-2022	(Seal)
By: JAY WILLIAM ROTH	Date
Individually

LENDER: Pinnacle Bank

(Seal)
By: Steve Taylor	Date
Its: Vice President / Business Banker